Exhibit 99.1

Contact:  Elaine Lintecum
916-321-1846
elintecum@mcclatchy.com

McCLATCHY ANNOUNCES RESTRUCTURING PLAN DETAILS

SACRAMENTO, Calif., March 9, 2009 – The McClatchy Company (NYSE: MNI) today provided additional details about its previously announced restructuring plan.

On Feb. 5, 2009, at the time of its fourth quarter earnings release, McClatchy announced that given the unprecedented deterioration in revenues and with no visibility of an improving economy, the company was developing a plan to reduce costs.

Today, the company said it plans to reduce its workforce by approximately 15% or 1,600 full-time equivalent employees as the company accelerates efforts to manage through an increasingly poor national economic environment. The headcount reductions will be achieved through severance programs, attrition and further consolidations and outsourcing of some business functions. The company expects to incur an estimated $30 million of severance costs in connection with these reductions. The workforce reductions will begin by the end of the first quarter of 2009. The plan also involves wage reductions across the company for additional savings.

McClatchy’s February announcement noted that Gary Pruitt, McClatchy’s chairman and chief executive officer, declined his 2008 and 2009 bonuses and other executive officers did not receive bonuses for 2008. Today, the company announced that Pruitt’s base salary will be reduced by 15%, other executive officers’ salaries will be cut by 10%, and no bonuses will be paid to any executive officers for 2009. In addition, the company has reduced the cash compensation, including retainers and meeting fees, paid to its directors by approximately 13%, and the directors declined any stock awards for 2008 and 2009.

"We have been transitioning steadily from a traditional newspaper company to a hybrid print and online, news and advertising company for some time,” Pruitt said. “The effects of the current national economic downturn make it essential that we move even faster to realign our workforce and make our operations more efficient. We previously discussed a plan to reach a targeted level of cost savings, but given the worsening economy, we must do more. I’m sorry we have to take these actions, but we believe they are necessary.

“While painful, we know these actions are working. Evidence of our cost reduction efforts can be found in our results. Excluding severance and other benefit charges related to our previously announced restructuring plans, cash expenses were down 14.4% in the fourth quarter of 2008 and were down 11.5% in all of 2008.”

The headcount reductions will affect virtually every area of the organization, but each newspaper will determine how best to implement the savings in its market, while retaining its strategic focus on sales, news and online operations. McClatchy said the company would work to ensure a smooth transition during the downsizing, providing severance packages to affected employees.

About McClatchy

The McClatchy Company is the third largest newspaper company in the United States, with 30 daily newspapers, approximately 50 non-dailies, and direct marketing and direct mail operations. McClatchy also operates leading local websites in each of its markets which extend its audience reach. The websites offer users comprehensive news and information, advertising, e-commerce and other services. Together with its newspapers and direct marketing products, these interactive operations make McClatchy the leading local media company in each of its premium high growth markets. McClatchy-owned newspapers include The Miami Herald, The Sacramento Bee, the Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer, and The News & Observer (Raleigh).

McClatchy also owns a portfolio of premium digital assets, including 14.4% of CareerBuilder, the nation's largest online job site, and 25.6% of Classified Ventures, a newspaper industry partnership that offers two of the nation's premier classified websites: the auto website, cars.com, and the rental site, apartments.com. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, future dividend payments, cash flows, debt levels, as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including:  the duration and depth of the economic recession may reduce its income and cash flow greater than expected; McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet its debt covenants as expected; McClatchy may not consummate contemplated transactions to enable debt reduction on anticipated terms or at all; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; McClatchy’s expense and income levels could be adversely affected by changes in the cost of newsprint and McClatchy’s operations could be negatively affected by any deterioration in its labor relations, bankruptcies or financial strain of its major advertising customers; McClatchy’s ability to achieve and maintain compliance with NYSE listing standards or commencement by the NYSE of suspension and delisting procedures if McClatchy fails to implement successfully a plan to correct non-compliance with the NYSE listing standards; payments may be required related to certain guarantees included in agreements with the Pension Benefit Guaranty Corporation;  as well as the other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 28, 2008, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.